Exhibit 99.1

5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bill Evans	Lloyd Osgood
November 10, 2008	EVP – Chief Financial Officer	SVP – Brand Resources
	Phone: (804) 267-8114	Phone: (804) 267-8133
	bevans@landam.com	losgood@landam.com

LANDAMERICA REPORTS THIRD QUARTER 2008 RESULTS
Definitive Merger Agreement Signed with Fidelity National Financial, Inc.
$462.4 Million Non-Cash Charges Reflect Poor Current Market Conditions

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG) announces operating results for the third quarter and nine months ended September 30, 2008.

	Third Quarter 2008	Third Quarter 2007
(In millions, except per share data)
Total revenue	$631.8	$906.8
Net loss	$(599.6)	$(20.8)
Net loss per diluted share	$(39.45)	$(1.28)

	Nine Months 2008	Nine Months 2007
(In millions, except per share data)
Total revenue	$2,030.6	$2,860.4
Net loss	$(673.8)	$(8.2)
Net loss per diluted share	$(44.33)	$(0.49)

Commenting on LandAmerica’s performance, Chairman and Chief Executive Officer Theodore L. Chandler, Jr. said, “This quarter we are taking a market value-driven, non-cash write-down of goodwill, other intangible assets, certain investments and deferred tax assets of $462 million.”

Chandler added, “We are also further strengthening our reserves by approximately $90 million to account for adverse claims development.  We continue to aggressively reduce our cost infrastructure to adjust for these exceptionally difficult real estate and credit markets and, as a result, incurred $12 million of exit and termination charges this quarter.”

“On November 7, 2008, we signed a definitive merger agreement with Fidelity National Financial, Inc. to join the Fidelity family of companies.  We believe that this combination is in the best interests of our shareholders, customers and employees and look forward to bringing the strength of our combined capabilities to the marketplace.”

Merger Agreement

Under the terms of the definitive agreement, which has been approved by the boards of directors of both companies, LandAmerica shareholders will receive 0.993 shares of Fidelity common stock for each share of LandAmerica common stock issued and outstanding at the closing of the merger. The exchange ratio will be reduced if the Company’s sale of Centennial Bank, which is a condition to closing the merger, results in net proceeds to the Company of less than a threshold amount.  The merger transaction will be immediately preceded by a loan from certain of Fidelity’s title insurance subsidiaries to the Company and/or Fidelity, and/or a dividend to Fidelity, in an amount equal to the book value, as of September 30, 2008, of the statutory surplus of Commonwealth Land Title Insurance Company and/or Lawyers Title Insurance Corporation.  The proceeds from the loans and/or dividend will be used to repay outstanding

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indebtedness under the Company’s revolving credit facility, private placement senior notes and/or existing Fidelity debt.

The transaction is subject to certain closing conditions, including the approval of LandAmerica shareholders, antitrust and state regulatory approvals, the sale of Centennial Bank, receipt of certain waivers under the Company’s revolving credit facility (“Credit Agreement”) and Note Purchase and Master Shelf Agreement with Prudential Investment Management, Inc. (“Note Purchase Agreement”) and the satisfaction of other closing conditions.  The merger agreement also provides that Fidelity can terminate the agreement on or before November 21, 2008 if its remaining due diligence investigation causes it to determine, in its sole discretion, that it would be inadvisable to consummate the merger.

In connection with the execution of the merger agreement, a subsidiary of Fidelity also agreed to provide the Company with a $30 million stand-by credit facility for the Company’s 1031 exchange subsidiary secured by auction rate securities held by that subsidiary.  The stand-by credit facility cannot be drawn upon until the expiration of Fidelity’s due diligence contingency on November 21, 2008.

Third Quarter Highlights

(Unless otherwise indicated, all references to growth rate percentages below compare the results of the period to those of the prior year comparable period.)

•
Pretax loss in third quarter 2008 included $306.7 million of non-cash impairment charges related to goodwill, certain intangible assets and investment securities.  These charges stem from the current weakness in the real estate and financial markets.

•
Non-cash impairment charges for third quarter 2008 included $224.9 million for goodwill and other intangibles reflecting the Company’s depressed share price as a result of the severe downturn in U.S. mortgage markets.

•
Tax expense of $155.7 million in third quarter 2008 included a non-cash charge to income tax expense for a valuation allowance of $272.7 million placed against deferred tax assets in accordance with current accounting standards which do not allow for the assumption of future income when in a three-year cumulative loss position.  As the real estate market improves and the Company no longer has a three-year cumulative loss, the current valuation allowance will be evaluated for reversal.

•
In third quarter 2008, total revenue decreased by 30.3% and direct revenue from title and non-title commercial operations declined by 40.1% because of the continued lower residential mortgage originations and lower commercial real estate activity.  As estimated by the Mortgage Bankers Association, mortgage originations declined by approximately 22.4% in third quarter 2008.

•
Based on continued adverse reported and paid claims trends over the last six quarters, the Company has more heavily weighted the more recent years’ loss experience in the actuarial model and incorporated that data into the assumptions and factors that determine ultimate expected loss experience for all prior calendar years. This weighting further strengthened the Company’s reserves for policy and contract claims by approximately $90 million.

•
To reduce infrastructure cost, approximately 60 offices were closed during third quarter 2008, bringing the total number of office closures to around 420 since January 1, 2007.  Staffing levels were reduced during the quarter by approximately 940 average full-time equivalents (“FTEs”) to 9,270 FTEs at September 30, 2008.  This represents a cumulative reduction in headcount of approximately 5,260, or 37.3%, since January 1, 2007, before the effect of acquisitions and divestitures.

•	The quarterly dividend was suspended in November 2008 to preserve capital in the severe cyclical downturn.

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SEGMENT RESULTS

Title Operations

	Third Quarter 2008	Third Quarter 2007	Percent Change
(Dollars in millions)
Total revenue	$534.3	$791.0	(32.5)%
Pretax (losses) earnings before non-cash charges	$(114.4)	$1.2	n/m
Non-cash charges	$(217.9)	-	-
Pretax (losses) earnings after non-cash charges	$(332.3)	$1.2	n/m
Average full-time equivalents	7,000	10,400	(32.7)%
Claims ratio	23.5%	9.9%	13.6 bps

bps - basis points
n/m – not meaningful

	Nine Months 2008	Nine Months 2007	Percent Change
(Dollars in millions)
Total revenue	$1,711.0	$2,487.1	(31.2)%
Pretax (losses) earnings before non-cash charges	$(194.9)	$65.7	n/m
Non-cash charges	$(217.9)	-	-
Pretax (losses) earnings after non-cash charges	$(412.8)	$65.7	n/m
Average full-time equivalents	7,600	11,000	(30.9)%
Claims ratio	16.3%	8.6%	7.7 bps

bps - basis points
n/m – not meaningful

In the Title Operations segment, total revenue was negatively affected by the decline in residential real estate transactions, lower property values, a decrease in commercial revenue and a $19.6 million non-cash impairment of certain securities.  Revenue in 2007 included several large commercial transactions in the second quarter totaling approximately $17 million.

Responding to significant reductions in mortgage origination volumes, the Company has aggressively cut operating costs in this segment.  FTEs in third quarter and the first nine months of 2008 were down by roughly a third from the comparable periods in 2007.  The reduction in FTEs lowered salary and employee benefit costs by $71.0 million, or 32.0%, in third quarter 2008 and by 33.7% to $490.1 million in the first nine months of 2008 from the comparable periods in 2007.

Additionally, before a $60.5 million non-cash contingent liability reserve, general, administrative and other expenses decreased by $20.7 million, or 16.7%, in third quarter 2008 from third quarter 2007 and by $75.7 million, or 19.8%, in the first nine months of 2008 from the comparable period in 2007.

The claims provision as a percentage of operating revenue for the Title Operations segment was 23.5% in third quarter 2008, up from 9.9% in third quarter 2007, reflecting $5.1 million of large claims activity incurred and an increase in the frequency of claims reported for policy years 2005 through 2007, which resulted in upward development in the estimated provision for those policy years.

In addition to the impairment of certain securities, non-cash charges include impairments of goodwill and other intangibles of $137.8 million.

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Lender Services

	Third Quarter 2008	Third Quarter 2007	Percent Change
(Dollars in millions)
Total revenue	$61.0	$67.4	(9.5)%
Pretax earnings (losses) before non-cash charges	$3.7	$(2.7)	n/m
Non-cash charges	$(74.9)	-	-
Pretax losses after non-cash charges	$(71.2)	$(2.7)	n/m
Average full-time equivalents	1,560	1,720	(9.3)%

n/m – not meaningful

	Nine Months 2008	Nine Months 2007	Percent Change
(Dollars in millions)
Total revenue	$197.3	$220.1	(10.4)%
Pretax earnings before non-cash charges	$17.2	$11.1	n/m
Non-cash charges	$(74.9)	$(20.8)	n/m
Pretax losses after non-cash charges	$(57.7)	$(9.7)	n/m
Average full-time equivalents	1,550	1,780	(12.9)%

n/m – not meaningful

Before non-cash charges, the Lender Services segment generated pretax earnings in third quarter 2008 and the first nine months of 2008.  Total revenue was negatively affected by lower volume in certain product lines of the mortgage origination businesses and the loan servicing business.  The default management services business experienced higher volume due primarily to increased demand for lien monitoring, foreclosure and other related services as a result of the continuing downturn in the residential real estate market.  The loan sub-servicing business experienced higher revenue primarily from new product offerings.  Revenue was positively affected in 2007 by the acceleration of deferred revenue in the loan servicing business in first quarter 2007.

Responding to significant reductions in mortgage origination volumes, the Company reduced average FTEs third quarter 2008 compared to third quarter 2007 by approximately 160, resulting in salary and employee benefit cost reductions of $2.0 million, or 8.2%, in third quarter 2008 from third quarter 2007.  Third quarter 2008 FTEs included an increase along with demand for new loan sub-servicing products and additional demand for default management services, appraisal and subservicing products.  The Company reduced average FTEs by approximately 230 in the first nine months of 2008, which resulted in salary and employee benefit reductions of $7.8 million, or 9.9%, in the first nine months of 2008 from the comparable period in 2007.  Additionally, general, administrative and other expenses decreased by $10.5 million, or 25.5%, in third quarter 2008 from third quarter 2007 and by 15.1% to $96.9 million in the first nine months of 2008 over the comparable period in 2007.

Financial Services

	Third Quarter 2008	Third Quarter 2007	Percent Change
(Dollars in millions)
Total revenue	$13.0	$10.8	20.4%
Pretax earnings before non-cash charges	$5.1	$4.0	27.5%
Non-cash charges	$(0.5)	-	-
Pretax earnings after non-cash charges	$4.6	$4.0	15.0%
Average full-time equivalents	27	21	28.6%

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	Nine Months 2008	Nine Months 2007	Percent Change
(Dollars in millions)
Total revenue	$37.8	$32.6	16.0%
Pretax earnings before non-cash charges	$15.1	$14.1	7.1%
Non-cash charges	$(0.5)	-	-
Pretax earnings after non-cash charges	$14.6	$14.1	3.5%
Average full-time equivalents	27	21	28.6%

In the Financial Services segment, revenue increased primarily due to an increase in investment income and an increase in 1031 exchange business previously serviced in the Title Operations segment, offset in part by the non-cash impairment of certain securities.  Pretax earnings also included the effect of increased interest expense from deposit liabilities.  Average FTEs increased primarily to support the increase in 1031 exchange business.

Corporate and Other

	Third Quarter 2008	Third Quarter 2007	Percent Change
(Dollars in millions)
Total revenue	$23.5	$37.6	(37.5)%
Pretax losses before non-cash charges	$(31.6)	$(30.9)	(2.3)%
Non-cash charges	$(13.4)	-	-
Pretax losses after non-cash charges	$(45.0)	$(30.9)	(45.6)%
Average full-time equivalents	1,000	1,170	(14.5)%

	Nine Months 2008	Nine Months 2007	Percent Change
(Dollars in millions)
Total revenue	$84.5	$120.6	(29.9)%
Pretax losses before non-cash charges	$(86.9)	$(79.5)	(9.3)%
Non-cash charges	$(13.4)	-	-
Pretax losses after non-cash charges	$(100.3)	$(79.5)	(26.2)%
Average full-time equivalents	1,040	1,080	(3.7)%

Corporate and Other includes unallocated corporate expenses, residential home warranty and inspection businesses and commercial property appraisal and assessment businesses.  Before non-cash charges, total revenue and pretax losses were negatively affected by declines in the commercial operations and in home warranty and property inspection businesses.  The home warranty and property inspection businesses are dependent on existing home sale volumes.  Revenue from commercial operations within Corporate and Other was $14.4 million in third quarter 2008 compared to $23.4 million in third quarter 2007, a decrease of 38.5%.  Revenue from commercial operations was $48.3 million in the first nine months of 2008 compared to $67.4 million in the first nine months of 2007, a decrease of 28.3%.

Average FTEs decreased by 14.5% in third quarter 2008 compared to third quarter 2007.  The decline in FTEs was in response to lower business volume and lowered salary and employee benefit costs by $2.2 million, or 8.8%, in third quarter 2008 from third quarter 2007.

In addition to $1.2 million to impair certain securities, non-cash charges include impairments of goodwill and other intangibles of $12.2 million.

Income Taxes

The effective income tax rate was (21.1)% in the first nine months of 2008 compared to 13.2% in the first nine months of 2007.  In compliance with financial accounting standards, which require companies to evaluate and value their deferred tax assets, the Company has determined that a valuation allowance should be placed against its net deferred tax asset.  This resulted in a third quarter non-cash charge to income tax expense of $155.7 million.

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Liquidity

As more fully discussed in the Company’s Form 10-Q for the period ended September 30, 2008 that was filed with the Securities and Exchange Commission (“SEC”) today, the severe downturn in the housing and mortgage markets and the general credit crisis have placed a significant strain on the Company’s liquidity and capital resources to the point that it has become increasingly difficult for the Company to remain an independent public company.  Operating revenues have declined substantially and demand on cash resources for operations has significantly increased due to, among other things, the illiquidity of auction rate securities held for the benefit of the Company’s 1031 exchange customers.  To address the decline in revenue and preserve capital, the Company continued to aggressively cut costs, suspended its quarterly dividend and paused certain capital expenditures related to its Fusion initiatives.

The effects of the severe downturn also resulted in the Company’s violation at September 30, 2008 of the financial debt covenants of its Note Purchase Agreement and its Credit Agreement.  The covenant violations, unless waived by the lenders, constitute an event of default under the agreements, giving the lenders the right to declare all principal and accrued interest payable immediately, and exercise other rights and remedies granted under the agreements.  A declaration for immediate payment under either of these agreements also would constitute an event of default under our convertible note obligations, enabling the holders of such indebtedness to require the immediate payment of such obligations.

The Company is currently in discussions with its lenders to obtain a waiver and amendment to the Note Purchase Agreement and Credit Agreement.  Any agreement reached with its lenders could result in new terms which are less favorable than current terms under the existing agreements and could involve a reduction in availability of funds, an increase in interest rates and shorter maturities, among other things.  If the Company is not successful in securing waivers and amendments, it may need to seek new financing arrangements from other lenders.  Such alternative financing arrangements may be unavailable to the Company or available on terms substantially less favorable than its existing credit facilities.

Although the transaction with Fidelity is structured to repay the Company’s Note Purchase Agreement and its Credit Agreement and the Company has taken and continues to take actions to address its liquidity and capital resource issues, there can be no assurances that the Company can negotiate an acceptable solution with its lenders or obtain alternative financing, that the Company’s liquidity and capital resources will be sufficient to meet its short-term and long-term needs or that the Company will be able to consummate the merger with Fidelity.  If the Company’s efforts to address the above issues or to consummate the merger with Fidelity are unsuccessful, there could be a material adverse effect on the Company’s business and financial position.

About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with offices nationwide and a vast network of active agents. LandAmerica serves its agent, residential, commercial and lender customers throughout the United States, Mexico, Canada, the Caribbean, Latin America, Europe and Asia. LandAmerica is recognized as number one in the mortgage services industry on Fortune’s® 2007 and 2008 lists of America’s Most Admired Companies.

Additional Information About the Proposed Merger

In connection with the proposed merger, Fidelity will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of LandAmerica that also constitutes a prospectus of Fidelity.  LandAmerica will mail the proxy statement/prospectus to its shareholders.  Fidelity and LandAmerica urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website at www.sec.gov. You may also obtain these documents, free of charge, from Fidelity’s website at www.fnf.com under the tab “Investor Relations” and then under the item “SEC Filings”. You may also obtain these documents, free of charge, from LandAmerica’s website at www.landam.com under the heading “Investor Information” and then under the tab “SEC Filings”.

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Fidelity, LandAmerica and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from LandAmerica’s shareholders in favor of the merger.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of such shareholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Fidelity’s executive officers and directors in its definitive proxy statement filed with the SEC on April 15, 2008. You can find information about LandAmerica’s executive officers and directors in its definitive proxy statement filed with the SEC on March 24, 2008. You can obtain free copies of these documents from Fidelity and LandAmerica using the contact information above.

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Segment Results
(In millions)

	Quarter Ended September 30, 2008
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Revenue:
Direct operations	$202.8	$61.0	$0.8	$23.5	$288.1
Agency operations	342.0	-	-	-	342.0
Investment income	(10.5)	-	12.2	-	1.7
Total revenue	534.3	61.0	13.0	23.5	631.8
Agents’ commissions	277.3	-	-	-	277.3
Interest expense on bank deposits and FHLB borrowings	-	-	6.7	-	6.7
Net revenue	257.0	61.0	6.3	23.5	347.8
Salaries and employee benefits	151.1	22.3	0.9	22.9	197.2
General, administrative and other	163.7	30.7	0.7	19.4	214.5
Claims provision	128.3	1.3	-	3.3	132.9
Depreciation and amortization	8.0	3.0	0.1	4.7	15.8
Interest expense on notes payable	0.4	-	-	6.0	6.4
Impairment of intangible and long-lived assets	137.8	74.9	-	12.2	224.9
Earnings (loss) before income taxes	$(332.3)	$(71.2)	$4.6	$(45.0)	$(443.9)

	Quarter Ended September 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Revenue:
Direct operations	$326.9	$67.3	$0.2	$35.6	$430.0
Agency operations	444.0	-	-	-	444.0
Investment income	20.1	0.1	10.6	2.0	32.8
Total revenue	791.0	67.4	10.8	37.6	906.8
Agents’ commissions	357.4	-	-	-	357.4
Interest expense on bank deposits and FHLB borrowings	-	-	5.7	-	5.7
Net revenue	433.6	67.4	5.1	37.6	543.7
Salaries and employee benefits	222.1	24.3	0.7	25.1	272.2
General, administrative and other	123.9	41.2	0.3	30.7	196.1
Claims provision	76.1	1.1	-	3.2	80.4
Depreciation and amortization	10.1	3.5	0.1	2.8	16.5
Interest expense on notes payable	0.2	-	-	6.7	6.9
Earnings (loss) before income taxes	$1.2	$(2.7)	$4.0	$(30.9)	$(28.4)

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	Nine Months Ended September 30, 2008
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Revenue:
Direct operations	$678.5	$196.7	$2.8	$78.6	$956.6
Agency operations	1,017.5	-	-	-	1,017.5
Investment income	15.0	0.6	35.0	5.9	56.5
Total revenue	1,711.0	197.3	37.8	84.5	2,030.6
Agents’ commissions	825.1	-	-	-	825.1
Interest expense on bank deposits and FHLB borrowings	-	-	18.7	-	18.7
Net revenue	885.9	197.3	19.1	84.5	1,186.8
Salaries and employee benefits	490.1	70.8	2.8	73.2	636.9
General, administrative and other	367.2	96.9	1.4	60.9	526.4
Claims provision	276.9	3.4	-	8.6	288.9
Depreciation and amortization	25.6	9.0	0.3	12.3	47.2
Interest expense on notes payable	1.1	-	-	17.6	18.7
Impairment of intangible and long-lived assets	137.8	74.9	-	12.2	224.9
Earnings (loss) before income taxes	$(412.8)	$(57.7)	$14.6	$(100.3)	$(556.2)

	Nine Months Ended September 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Revenue:
Direct operations	$1,106.3	$219.1	$0.6	$111.5	$1,437.5
Agency operations	1,319.3	-	-	-	1,319.3
Investment income	61.5	1.0	32.0	9.1	103.6
Total revenue	2,487.1	220.1	32.6	120.6	2,860.4
Agents’ commissions	1,062.4	-	-	-	1,062.4
Interest expense on bank deposits and FHLB borrowings	-	-	15.1	-	15.1
Net revenue	1,424.7	220.1	17.5	120.6	1,782.9
Salaries and employee benefits	738.9	78.6	2.4	76.1	896.0
General, administrative and other	382.4	114.1	0.8	82.9	580.2
Claims provision	207.4	5.2	-	9.0	221.6
Depreciation and amortization	29.7	11.1	0.2	11.3	52.3
Interest expense on notes payable	0.6	-	-	20.8	21.4
Impairment of intangible and long-lived assets	-	20.8	-	-	20.8
Earnings (loss) before income taxes	$65.7	$(9.7)	$14.1	$(79.5)	$(9.4)

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Summary of Operations
(In millions, except per share data and order information)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Operating revenue	$630.1	$874.0	$1,974.1	$2,756.8
Investment and other income	20.9	26.6	77.9	89.0
Net realized investment (losses) gains	(19.2)	6.2	(21.4)	14.6
TOTAL REVENUE	631.8	906.8	2,030.6	2,860.4
Agents’ commissions	277.3	357.4	825.1	1,062.4
Salaries and employee benefits	197.2	272.2	636.9	896.0
General, administrative and other	214.5	196.1	526.4	580.2
Provision for policy and contract claims	132.9	80.4	288.9	221.6
Depreciation and amortization	15.8	16.5	47.2	52.3
Interest expense	13.1	12.6	37.4	36.5
Impairment of intangible and long-lived assets	224.9	-	224.9	20.8
TOTAL EXPENSES	1,075.7	935.2	2,586.8	2,869.8
Loss before income taxes	(443.9)	(28.4)	(556.2)	(9.4)
Income tax expense (benefit)	155.7	(7.6)	117.6	(1.2)
Net loss	$(599.6)	$(20.8)	$(673.8)	$(8.2)
Net loss per common share	$(39.45)	$(1.28)	$(44.33)	$(0.49)
Weighted average number of common shares outstanding	15.2	16.2	15.2	16.7
Net loss per common share assuming dilution	$(39.45)	$(1.28)	$(44.33)	$(0.49)
Weighted average number of common shares outstanding assuming dilution	15.2	16.2	15.2	16.7
Other selected information:
Cash flow (used in) provided by operations	$(73.2)	$(28.7)	$(171.5)	$84.0
Title claims paid	$67.5	$46.7	$174.5	$136.8
Direct revenue per direct order closed	$2,000	$2,200	$1,900	$2,200

Direct orders opened (in thousands):
July	57.5	85.0
August	52.7	82.2
September	52.8	66.0
Total direct orders opened	163.0	233.2	616.9	810.9
Total direct orders closed	112.7	161.3	398.1	544.7

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Condensed Balance Sheets
(In millions, except share amounts)

	September 30, 2008	December 31, 2007

	(Unaudited)
ASSETS

Investments	$1,256.5	$1,444.6
Cash	63.2	98.2
Loans receivable	720.8	638.4
Accrued interest receivable	12.4	16.8
Notes and accounts receivable	123.7	150.6
Income taxes receivable	33.7	22.7
Property and equipment, net	108.9	133.4
Title plants	101.4	102.4
Goodwill and intangible assets, net	674.0	904.3
Deferred income taxes	-	120.1
Other assets	230.5	222.2

Total assets	$3,325.1	$3,853.7

LIABILITIES

Policy and contract claims	$982.5	$876.5
Deposits	707.9	564.5
Accounts payable and accrued liabilities	309.2	365.3
Notes payable	569.4	579.5
Deferred service arrangements	184.4	199.9
Other liabilities	86.4	67.3

Total liabilities	2,839.8	2,653.0

SHAREHOLDERS’ EQUITY

Common stock, no par value, 45,000,000 shares authorized, shares issued and outstanding: 2008 – 15,476,306; 2007 – 15,351,550	339.2	335.4
Accumulated other comprehensive loss	(61.6)	(26.2)
Retained earnings	207.7	891.5

Total shareholders’ equity	485.3	1,200.7

Total liabilities and shareholders’ equity	$3,325.1	$3,853.7

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Forward-Looking Statements

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, results of operations, future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from any anticipated results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include:

•	the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates, the availability of mortgage financing and general economic conditions;
•	changes to the participants in the secondary mortgage market could affect the demand for title insurance products;
•	the Company is subject to government regulation;
•
heightened regulatory scrutiny of the Company and the title insurance industry, including any future resulting reductions in the pricing of title insurance products and services, could materially and adversely affect the Company’s business, operating results and financial condition;

•	adverse market conditions, including the illiquidity of our auction rate securities, may significantly affect the Company’s ability to meet its liquidity needs;
•	adverse changes in general business or economic conditions generally or specifically in the principal markets in which the Company does business could adversely impact the Company’s business;
•	the Company may not be able to fuel its growth through acquisitions;
•	the Company’s inability to integrate and manage successfully its acquired businesses could adversely affect its business, operating results and financial condition;
•
customer loss and business disruption as a result of the pendency of the LandAmerica/Fidelity merger, including without limitation difficulties in maintaining relationships with employees, and merger-related expenses, may be greater than expected;

•
completion of the merger is subject to the satisfaction of various conditions to closing set forth in the definitive merger agreement between the Company and Fidelity, including without limitation receipt of the Company’s shareholder approval, and the merger may not be completed on the anticipated schedule or at all;

•
if the merger is completed, the success of the LandAmerica/Fidelity merger is subject to risks and uncertainties, including without limitation the risk that Fidelity may not be able to achieve the expected cost savings, synergies and other strategic benefits from the proposed transaction or may take longer to achieve the cost savings, synergies and benefits than expected, and the integration of the Company with Fidelity’s operations may not be successful or may be materially delayed or may be more costly or difficult than expected;

•	regulatory non-compliance, fraud or defalcations by the Company’s title insurance agents or employees could adversely affect its business, operating results and financial condition;
•	competition in the Company’s industry affects its revenue;
•	significant industry changes and new product and service introductions require timely and cost-effective responses;
•	the Company’s litigation risks include substantial claims by large classes of claimants;
•	the Company’s claims experience may require it to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings;
•	key accounting and essential product delivery systems are concentrated in a few locations;
•
provisions of the Company’s articles of incorporation and bylaws and applicable state corporation, insurance and banking laws could limit another party’s ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them;

•	the Company’s future success depends on its ability to continue to attract and retain qualified employees;
•
the Company’s conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results and financial condition; and

•	various external factors including general market conditions, governmental actions, economic reports and shareholder activism may affect the trading volatility and price of the Company’s common stock.

For a description of factors that may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the full year 2007 and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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